Exhibit 99.1

For Immediate Release: Thursday, April 19, 2018

eBay CEO Devin Wenig Elected to GM Board of Directors

DETROIT — General Motors Co. announced today the election of eBay President and CEO Devin Wenig to its Board of Directors.

“Devin brings significant expertise in technology, global operations and strategic planning to our board,” said GM Chairman and CEO Mary Barra. “His experience in customer-facing roles and insights into digital marketplaces will enhance our current and future business priorities at a critical time in the company’s journey.”

Wenig, 51, was appointed president and chief executive officer of eBay in July 2015. He joined the company in 2011 to oversee eBay’s Marketplace business as its president. Before joining eBay Wenig spent more than 18 years at Thomson Reuters, and was chief executive officer of Thomson Reuters Markets for the last four.

Wenig earned a bachelor’s degree from Union College and a Juris Doctor from Columbia University Law School. He is a co-chair of the Governors of the Consumer Industries for the World Economic Forum, member of the Business Council and a trustee of the Paley Media Center.

The election of Wenig to the board’s slate of nominees will bring GM’s Board of Directors to 11 members, 10 of whom are non-employee directors. Wenig will stand for election at GM’s Annual Meeting of Shareholders on June 12, 2018.

General Motors Co. (NYSE:GM) has leadership positions in the world’s largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

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CONTACT:

Tom Henderson

GM Communications

313-410-2704

tom.e.henderson@gm.com